Filed Pursuant to Rule 424(b)5
Registration No. 333-175938

PROSPECTUS SUPPLEMENT

(To the Prospectus dated October 28, 2011)

4,025,000 Shares

Common Stock

We are offering 4,025,000 shares of our common stock, par value $0.01 per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ECTE.” On June 7, 2013, we effected a 1-for-10 reverse split of our issued and outstanding common stock prior to the market opening. Beginning with the opening of trading on June 7, 2013, our common stock has traded on the NASDAQ Capital Market on a split-adjusted basis. On June 7, 2013, the last reported sale price of our common stock on the NASDAQ Capital Market was $5.35 per share.

The aggregate market value of our outstanding common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 was approximately $37.5 million, based on 6,030,067 shares of common stock (as adjusted to give effect to the reverse stock split) outstanding, of which 5,520,956 shares (as adjusted to give effect to the reverse stock split) were held by non-affiliates, and a last reported sale price on the NASDAQ Capital Market of $6.80 (as adjusted to give effect to the reverse stock split) per share on April 22, 2013. Other than the shares of common stock offered pursuant to this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Our business and an investment in our common stock involve significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$2.70	$10,867,500
Underwriting discount(1)	$0.189	$760,725
Proceeds, before expenses, to us	$2.511	$10,106,775
(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page S-29 of this prospectus supplement for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional 603,750 shares from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor on or about June 19, 2013.

Aegis Capital Corp

June 13, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated October 28, 2011, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in the accompanying prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference, include trademarks, service marks and trade names owned by us (including but not limited to our logo, “Symphony® CGM System,” “Prelude® SkinPrep System,” “Azone™,” “AzoneTS™” and “Durhalieve™”) or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

On June 7, 2013, we effected a 1-for-10 reverse split of our issued and outstanding common stock prior to the market opening. Beginning with the opening of trading on June 7, 2013, our common stock has traded on the NASDAQ Capital Market on a split-adjusted basis. Unless otherwise indicated, all share numbers, including the number of shares offered in this offering, and per share data in this prospectus supplement have been adjusted to reflect the impact of the reverse stock split.

All references in this prospectus supplement and the accompanying prospectus to “Echo,” the “Company,” “we,” “us,” “our,” or similar references refer to Echo Therapeutics, Inc., except where the context otherwise requires or as otherwise indicated.

S-ii

NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “expect,” “likely”, “outlook,” “forecast,” “would,” “could,” “should,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those contained in the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

S-iii

SUMMARY

This summary is not complete and does not contain all the information that you should consider before investing in our common stock. Before making an investment decision, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the financial statements and related notes and the other information incorporated by reference herein.

Company Overview

We are a medical device company with expertise in advanced skin permeation technology. We are developing our Symphony® CGM System (“Symphony”) as a non-invasive, wireless continuous glucose monitoring (“CGM”) system for use in hospital critical care units and for people with diabetes. The Prelude® SkinPrep System (“Prelude”), a component of our Symphony CGM System, allows for enhanced skin permeation that will enable extraction of analytes such as glucose. Prelude’s platform skin preparation technology also allows for needle-free, transdermal drug delivery. Additional applications for needle-free analyte extraction and topical and systemic drug delivery are planned.

Products

Symphony CGM System

Our lead medical device program is Symphony, a non-invasive (needle-free), wireless, continuous glucose monitoring system designed to provide reliable, real-time glucose data conveniently, continuously and cost-effectively. The Symphony CGM System incorporates a Prelude skin preparation device, transdermal sensor, wireless transmitter and data display monitor. When the electro-chemical glucose sensor is placed on the prepared site, it uses glucose oxidase to generate a continuous current that is proportional to the concentration of blood glucose in the vessels beneath the epidermis. The signals are then wirelessly transmitted to a remote monitor. The monitor, calibrated periodically with a reference blood glucose measurement, converts the data to a glucose measurement based on the reference value. The monitor displays glucose readings and rates of increase and decrease, and also contains customizable early-warning alarms for hypo- or hyperglycemia.

Agreement with Handok Pharmaceuticals

During 2009, we entered into a license agreement with Handok Pharmaceuticals Co., Ltd. (“Handok”), the largest diabetes care-focused pharmaceutical company in South Korea. Under the terms of the agreement, we granted Handok the right to develop, market, sell and distribute Symphony to medical facilities and individuals in South Korea.

Prelude SkinPrep System

We are developing Prelude as a safe, effective, easy-to-use and low-cost transdermal skin preparation device for Symphony to enhance access to the interstitial fluids and enhance the flow of molecules across the protective membrane of the stratum corneum, the outmost protective layer of the skin. Prelude incorporates our patented skin abrasion control technology into a hand-held device used to prepare a small area of the skin. The non-invasive sensor is applied to this prepared area in order to measure the interstitial glucose levels. We have successfully used Prelude to increase the permeability of the skin, allowing for analyte extraction and small molecule drug delivery in both internal studies and external feasibility clinical studies for people with and without diabetes.

We believe Prelude can also be positioned in the transdermal drug delivery market. We expect that the localized removal of the stratum corneum created by Prelude will potentially provide a safe and cost effective skin permeation process for the delivery of various topical pharmaceuticals. We believe our Prelude skin permeation process has the potential to increase skin permeation up to 100 times greater than untreated skin, perhaps making it possible to deliver a wide array of large molecule drugs.

The key feature of our Prelude System is our patented feedback mechanism, which allows us to achieve optimal skin preparation for our transdermal sensing technologies. Prelude’s proprietary, patented feedback control mechanism consists of software, a microprocessor controlled circuit and measuring electrodes. While Prelude is in operation, the circuit measures the real-time electrical conductivity of the abraded skin site compared with the subject’s intact skin site. Prelude turns off automatically when the conductivity measurement reaches the effective output as established by the software, thus producing individualized and optimized skin preparation. As a result, Prelude only removes the outermost layer of the epidermis, the stratum corneum, which is about 0.01 mm thick and consists of only dry, dead skin cells. With the advantages of our proprietary feedback control mechanism, we believe the skin permeation process is safe, effective, and pain-free.

Agreement with Ferndale Pharma Group

During 2009, we entered into a licensing agreement with Ferndale Pharma Group, Inc. (“Ferndale”), a group of companies that specialize in the development, manufacture, distribution and marketing of various dermatologic products. Under the terms of the agreement, we granted Ferndale the right to develop, market, sell and distribute Prelude for skin preparation prior to the application of topical anesthetics or analgesics prior to a wide range of needle-based medical procedures. In addition to the original territory of North America and the United Kingdom, the license agreement was amended in 2012 to cover South America, Australia, New Zealand, Switzerland and portions of the European Community. This partnership allows our skin permeation technology platform to be combined with Ferndale’s leadership in the topical anesthetic market.

Specialty Pharmaceuticals

Our specialty pharmaceuticals pipeline is based on our proprietary AzoneTS™ transdermal drug reformulation technology. AzoneTS is a nontoxic, nonirritating skin penetration enhancer that is intended to enable topical application of FDA-approved drugs, including pharmaceutical products that previously could only be administered systemically. AzoneTS increases lipid membrane fluidity in the stratum corneum layer of the skin, thereby decreasing resistance to topically applied therapeutics. Our proprietary synergistic chemical combination enables AzoneTS to be a highly effective skin penetration enhancer at low concentration levels. When combined with AzoneTS, we believe the penetration of numerous commercially successful, FDA-approved drugs can be substantially improved. We believe that, despite their commercial success in large, chronic markets, many FDA-approved products with safety, efficacy and/or patient comfort and convenience issues that limit or prohibit their full commercial potential are amenable to our AzoneTS reformulation technology focused on improved dermal penetration.

Our most advanced drug candidate is Durhalieve™, an AzoneTS formulation of triamcinolone acetonide, a widely-used, medium potency corticosteroid approved by the FDA for treatment of corticosteroid-responsive dermatoses. If Durhalieve is approved by the FDA for treatment of corticosteroid-responsive dermatoses, we believe we will be well-positioned to offer the pharmaceutical industry a highly efficient and relatively low cost, advanced topical alternative for several FDA-approved oral and injectable specialty pharmaceutical products. Durhalieve has completed Phase 3 clinical trials and, in order to obtain FDA approval, we must satisfy certain clinical and manufacturing development requirements outlined by the FDA when they last reviewed the Durhalieve New Drug Application. These requirements include demonstrating the equivalency of the Durhalieve product as currently manufactured with the Durhalieve product used in clinical studies, conducting an HPA axis suppression study and conducting a study in pediatric patients with atopic dermatitis.

We hold Investigational New Drug Applications for methotrexate-AzoneTS (“MAZ”) formulations for the treatment of psoriasis and mycoses fungoides. We have completed Phase 2 clinical studies of MAZ for the treatment of early-stage mycoses fungoides. We believe that our gel-based topical formulation of methotrexate may provide effective therapy for subjects with early-stage mycoses fungoides while minimizing the systemic effects of methotrexate.

Market Opportunities

Symphony tCGM System

Hospital Critical Care Market

A primary cause of infection in critically ill patients, even if they have no previous history of diabetes, is stress hyperglycemia resulting from insulin resistance and total parenteral nutrition. Clinical studies have demonstrated that intensive insulin therapy and frequent glucose monitoring to maintain tight glycemic control (“TGC”) significantly reduces patient mortality, complications and infection rates, as well as hospital stays, services and overall hospital costs.

Regular monitoring of blood glucose levels is rapidly becoming a necessary procedure performed by hospital critical care personnel to achieve tight glycemic control and ensure improved patient outcomes. Approximately 80% of intensive care units (“ICUs”) in the United States have protocols in place for tight glycemic control for all ICU patients, regardless of whether they have diabetes. A growing body of scientific research has validated the use of tight glycemic control in the critical care setting. Medicare’s “no-pay” guideline for complications associated with hypo- and hyperglycemic glucose levels has driven a movement to institute tighter glycemic controls by adding them to the list of Hospital Acquired Conditions (“HAC”).

We believe Symphony has the potential to offer a non-invasive, wireless, CGM solution for use in the rapidly emerging hospital critical care market. Today, standard practice by critical care nurses is to periodically measure blood glucose at the patient’s bedside. The work associated with tight glycemic control is burdensome and costly. According to a study completed by the American Journal of Critical Care (“AJCC”), up to two hours per day of nurse work time is currently required for tight glycemic control for each patient. The daily cost of tight glycemic control in the United States is estimated to be $200 per patient. European studies have demonstrated similar findings. We believe that a non-invasive, needle-free CGM system such as Symphony will save valuable nursing time and expense by avoiding the need for frequent blood glucose sampling, in addition to providing more clinically relevant, real-time glucose level and trending information that is needed to develop better control algorithms for insulin administration.

Diabetes Outpatient Market

Diabetes is a chronic and life-threatening disease caused by the body’s inability to produce or properly use insulin, a key hormone the body uses to manage glucose, which fuels the cells in the body. According to the American Diabetes Association (“ADA”), about 26 million people in the United States, or approximately eight percent (8%) of the population, have diabetes, including over 7 million people who remain unaware that they have the disease. In addition, before people develop type 2 diabetes, they usually have “pre-diabetes,” or blood glucose levels that are higher than normal but not yet high enough to be diagnosed as diabetes. According to the ADA, there are 79 million people in the United States who have pre-diabetes.

When blood glucose levels are high, diabetes patients often administer insulin to reduce their blood glucose level. This is particularly critical for the approximately 1.8 million people with type 1 diabetes who are incapable of creating insulin on their own to metabolize glucose and hence are in greater need for more intensive insulin management. Unfortunately, insulin administration can reduce blood glucose levels below the normal range, causing hypoglycemia. In cases of severe hypoglycemia, diabetes patients risk severe and acute complications, such as loss of consciousness or death. Due to the drastic nature of acute complications associated with hypoglycemia, many diabetes patients are afraid of sharply reducing their blood glucose levels and often remain in a hyperglycemic state, exposing themselves to long-term complications of that condition.

According to the most recent data available from the ADA, the cost of diabetes care in the United States in 2012 was more than $245 billion, including $176 billion in excess medical expenditures attributed to diabetes and $69 billion in reduced national productivity. The ADA estimates that people with diabetes, on average, have medical expenditures that are approximately 2.3 times higher than the expenditures would be in the absence of diabetes and that approximately one in ten healthcare dollars spent is attributed to diabetes. A significant portion of overall diabetes care costs, which are approximately $12 billion according to industry sources, is attributable to costs associated with monitoring blood glucose levels. That market segment is projected to grow substantially to almost $20 billion by 2015 as patients and their physicians seek ways to manage glucose levels more effectively.

We believe that continuous blood glucose monitoring can be an important part of a diabetes patient’s daily disease management program. Continuous blood glucose monitoring can help plan diabetes treatment, guide day-to-day choices about diet, exercise and insulin use, and avoid unwanted low blood glucose (hypoglycemia) and high blood glucose (hyperglycemia) events and the complications that they can cause. Blood glucose levels are affected by many factors such as the carbohydrate and fat content of food, exercise, stress, illness, and variability in insulin absorption; therefore, it is often challenging for diabetes patients to avoid frequent and unpredictable excursions above or below normal glucose levels. Patients are often unaware that their glucose levels are either too high or too low, resulting in their inability to tightly control their glucose levels and prevent the complications associated with unwanted glucose excursions.

In an attempt to achieve and maintain blood glucose levels within a desired range, diabetes patients must measure their glucose levels. The ADA recommends that patients test their blood glucose levels three or more times per day; however, despite evidence that intensive glucose management reduces the long-term complications associated with diabetes, industry sources estimate that people with diabetes test, on average, less than twice per day. We believe Symphony has the potential to improve patient compliance with frequent glucose testing, achieve better glucose control and make a positive impact on overall day-to-day diabetes management.

Prelude SkinPrep System and AzoneTS

Topical Pharmaceutical Market

Faster onset of action is often the key challenge for topical pharmaceuticals as therapies need to migrate through the epidermal layer of the skin before accessing the interstitial fluids and the bloodstream. According to IMS Health estimates, the annual prescription-based U.S. topical pharmaceutical market is $2.5 billion, growing approximately 8% per year.

We believe that removing the stratum corneum with Prelude has the potential to facilitate and expedite the drug delivery process of many topical treatments. Furthermore, as the need to pass through the skin has historically limited topical treatments to smaller molecules, clinical studies have demonstrated the potential for Prelude to facilitate the passage of large molecular weight protein and carbohydrate drugs, such as insulin and heparin, respectively.

Our transdermal drug reformulation platform, Azone, is also a highly effective penetration enhancer at low concentration levels. When combined with Azone, the penetration of numerous FDA-approved drugs is improved from two to more than twenty fold. We believe that Azone has the potential to expand the number of drugs that can be delivered transdermally in a wide variety of therapeutic categories.

Recent Development

Reverse Stock Split

On June 7, 2013, we effected a 1-for-10 reverse split (the “Reverse Stock Split”) of our issued and outstanding common stock prior to the market opening. Beginning with the opening of trading on June 7, 2013, our common stock has traded on the NASDAQ Capital Market on a split-adjusted basis. Unless otherwise indicated, all share numbers, including the number of shares offered in this offering, and per share data in this prospectus supplement have been adjusted to reflect the impact of the Reverse Stock Split.

Corporate Information

We were incorporated in Delaware in September 2007 under the name Durham Pharmaceuticals Acquisition Co. In June 2008, we completed a merger with our parent company, Echo Therapeutics, Inc., a Minnesota corporation formerly known as Sontra Medical Corporation, for the purpose of changing its state of incorporation from Minnesota to Delaware. We were the surviving corporation in the merger, and all outstanding common stock of Echo Therapeutics, Inc., a Minnesota corporation, was exchanged for our common stock. Our principal executive offices are located at 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103 and our telephone number is (215) 717-4100. Our website address is www.echotx.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by us	4,025,000 shares of common stock

Common stock to be outstanding after this offering	10,076,017 shares of common stock

Underwriters’ Option	We have granted the underwriters an option to purchase up to additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 45 days from the date of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including manufacturing and key equipment purchases, planned clinical trial expenses, sales and marketing channel preparations, European operations planning and implementation, other research and development expenses, and general and administrative expenses. In the event that we are unable to timely apply the net proceeds to such uses, we intend to invest the net proceeds in low risk, short-term, investment-grade, interest-bearing securities. See “Use of Proceeds” on page S-25 for further information.

Risk Factors	Before purchasing shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

NASDAQ Capital Market Symbol	Our common stock is listed on the NASDAQ Capital Market under the symbol “ECTE”.

Except as otherwise indicated, all information in this prospectus supplement is based on 6,051,017 shares outstanding on June 7, 2013 and adjusted to give effect to the Reverse Stock Split, assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 603,750 shares to cover over-allotments, if any, and excludes:

•	997,419 shares of common stock issuable upon the conversion of 9,974.185 shares of our Series C Convertible Preferred Stock;

•	300,600 shares of common stock issuable upon the conversion of 3,006,000 shares of our Series D Convertible Preferred Stock;

•	348,500 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $13.60 per share;

•	1,050,427 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $20.50 per share;

•	42,275 shares of common stock reserved for future issuance under our 2003 Stock Option and Incentive Plan; and

•	9,537,272 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below, in conjunction with this entire prospectus supplement and in the documents incorporated by reference into this prospectus supplement. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Our Financial Results, Financial Reporting and Need for Financing

We have a history of operating losses and we expect our operating losses to continue for the foreseeable future.

We have generated limited revenue and have had operating losses since inception, including a net loss of approximately $6,988,000 for the quarter ended March 31, 2013. As of March 31, 2013 we had an accumulated deficit of approximately $100,890,000. We have no current sources of material ongoing revenue, other than potential future milestone payments and royalties under our current license and collaboration agreements. Our losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We also expect to have negative cash flows for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and stockholders’ equity, which may not be offset by future funding.

If we are not able to commercialize our product candidates, we may never generate sufficient revenue to achieve profitability, and even if we achieve profitability, we may not be able to sustain or increase it on a quarterly or annual basis. We expect our operating losses to continue and increase for the foreseeable future as we continue to expend substantial resources to conduct research and development, seek to obtain regulatory approval for Symphony, identify and secure collaborative partnerships, and manage and execute our obligations in current and possible future strategic collaborations.

In addition, existing financing sources may be unavailable or unwilling to provide financing in a timely fashion, including without limitation, our ability to receive funding from Platinum-Montaur Life Sciences, LLC (“Montaur”) in connection with our $20 million non-revolving draw credit facility with Montaur (the “Credit Facility”).

Continued operating losses would impair our ability to continue operations. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. Our ability to continue as a going concern is dependent upon generating sufficient cash flow to conduct operations and utilizing our Credit Facility or obtaining additional financing. Continuation as a going concern is dependent upon achieving profitable operations and positive operating cash flows sufficient or utilizing our Credit Facility to pay all obligations as they come due. Our projected cash receipts from operations for fiscal 2013 are anticipated to be insufficient to finance operations without drawing on our Credit Facility or obtaining additional funding from other sources. Historically, we have had difficulty in meeting our cash requirements. Our failure to become and remain profitable may depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. There can be no assurances that we will obtain additional funding, reduce the level of historical losses and achieve successful commercialization of any of our drug product candidates. Any financing activity is likely to result in significant dilution to current stockholders.

We continue to require substantial amounts of capital, without which we will be unable to develop or commercialize our product candidates.

Our development efforts to date have consumed and will continue to require substantial amounts of capital in connection with the research and development of Symphony and Prelude. As we conduct more advanced development of our product candidates, we will need significant funding to complete our product development programs and to pursue product commercialization. Our ability to conduct our research, development and planned commercialization activities associated with our product pipeline is highly dependent on our ability to obtain sufficient financing. Our current plan will have us almost double our research and development, manufacturing and sales and marketing expenses in 2013 related to our Symphony CGM System. Our capital requirements may vary from what we expect. There are factors, a number of which are outside our control, that may accelerate our need for additional financing, including:

•	the costs, timing and risks of delay of obtaining regulatory approvals;

•	the expenses we incur in developing, selling and marketing our products;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the revenue generated by sales of our product candidates currently under development and any other future products that we may develop;

•	the rate of progress and cost of our clinical trials and other development activities;

•	the success of our research and development efforts;

•	the emergence of competing or complementary technological developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions;

•	our ability to meet the milestones required to draw on our Credit Facility; and

•	the inability to access existing financing sources, if any.

We expect to seek funding through our Credit Facility, public or private financings or from existing or new licensing and collaboration agreements; however, the market for stock of companies in the medical device sector in general, and the market for our common stock in particular, is highly volatile. Due to market conditions and the development status of our product pipeline, additional funding may not be available to us on acceptable terms, or at all.

In addition, existing financing sources may be unavailable or unwilling to provide financing in a timely fashion, including without limitation, our ability to receive funding from our $20 million non-revolving draw Credit Facility.

If we are unable to obtain additional financing or we are unable to access financing from existing or future financing sources (including under the Credit Facility) in a timely fashion, we may not be able to meet our research, development and commercialization goals, which in turn could adversely affect our business.

Securities we issue to fund our operations could dilute our stock or otherwise adversely affect our stockholders.

We will likely need to raise substantial additional funds through public or private equity or debt financings to fund our operations. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. If we raise funds by issuing equity securities, the percentage ownership of current stockholders may be significantly reduced, including as a result of any issuance of warrants, and the new equity securities may have rights, preferences or privileges senior to those of our existing stockholders. If we raise additional funds through debt financing, the debt may involve significant cash payment obligations, the issuance of warrants, or covenants that could restrict our ability to operate our business and make distributions to our stockholders.

We have significant intangible assets, and any impairment of intangibles could significantly impact our financial condition and results of operations.

Technology-related intangible assets, such as patents, drug master files and in-process research and development, represent a significant portion of our assets. As of March 31, 2013, these intangible assets comprised approximately 44% of our total assets. Intangible assets are subject to an impairment analysis whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Additionally, indefinite lived assets are subject to an impairment test at least annually. A significant portion of our intangible assets relates to our Durhalieve™ and AzoneTS™ pharmaceutical product candidates that we acquired in 2007. If we abandon or do not continue our efforts to develop these product candidates, the value of the related assets will become impaired. Other events giving rise to impairment are an inherent risk in our industry and cannot be predicted. As a result of the significance of our intangible assets, our results of operations and financial position in a future period could be negatively impacted should an impairment occur.

Changes in financial accounting standards or practices or taxation rules or practices may cause adverse unexpected revenue and/or expense fluctuations and affect our reported results of operations.

Changes in accounting standards or practices or in existing taxation rules or practices could have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practices have occurred and may occur in the future. The methods by which we intend to market and sell our product candidates, if commercialized, may have an impact on the manner in which we recognize revenue. In addition, changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. Changes in taxation rules related to stock options and other forms of equity compensation could also have a significant negative effect on our reported results. Additionally, changes to accounting rules or standards, such as the potential requirement that U.S. registrants prepare financial statements in accordance with International Financial Reporting Standards, may adversely impact our reported financial results and business, and may further require us to incur greater accounting fees.

Valuation of share-based payments, which we are required to perform for purposes of recording compensation expense under authoritative guidance for share-based payments, involves significant assumptions that are subject to change and difficult to predict.

We record compensation expense in the consolidated statement of operations for share-based payments, such as employee stock options, using the fair value method. The requirements of the authoritative guidance for share-based payments have had and will continue to have a material effect on our future financial results reported under GAAP and make it difficult for us to accurately predict the impact on our future financial results.

For instance, estimating the fair value of share-based payments is highly dependent on assumptions regarding the future exercise behavior of our employees and changes in our stock price. Our share-based payments have characteristics significantly different from those of freely traded options, and changes to the subjective input assumptions of our share-based payment valuation models can materially change our estimates of the fair values of our share-based payments. In addition, the actual values realized upon the exercise, expiration, early termination or forfeiture of share-based payments might be significantly different than our estimates of the fair values of those awards as determined at the date of grant. Moreover, we rely on third parties that supply us with information or help us perform certain calculations that we employ to estimate the fair value of share-based payments. If any of these parties do not perform as expected or make errors, we may inaccurately calculate actual or estimated compensation expense for share-based payments.

The authoritative guidance for share-based payments could also adversely impact our ability to provide accurate guidance on our future financial results as assumptions that are used to estimate the fair value of share-based payments are based on estimates and judgments that may differ from period to period. We may also be unable to accurately predict the amount and timing of the recognition of tax benefits associated with share-based payments as they are highly dependent on the exercise behavior of our employees and the price of our stock relative to the exercise price of each outstanding stock option.

For those reasons, among others, the authoritative guidance for share-based payments may create variability and uncertainty in the share-based compensation expense we will record in future periods, which could adversely impact our financial results and, in turn, our stock price and increase our expected stock price volatility as compared to prior periods.

If we are unable to successfully maintain effective internal control over financial reporting, investors may lose confidence in our reported financial information, and our stock price and our business may be adversely impacted.

As a public company, we are required to maintain internal control over financial reporting, and our management is required to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Additionally, we are required to disclose in our Annual Reports on Form 10-K our management’s assessment of the effectiveness of our internal control over financial reporting. If we are not successful in maintaining effective internal control over financial reporting, there could be inaccuracies or omissions in the consolidated financial information we are required to file with the SEC. Additionally, even if there were no inaccuracies or omissions, we would be required to publicly disclose the conclusion of our management that our internal control over financial reporting or disclosure controls and procedures were not effective. Furthermore, our independent registered public accounting firm is required to report on whether or not they believe that we maintained, in all material respects, effective internal control over financial reporting. These events could cause investors to lose confidence in our reported financial information, adversely impact our stock price, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management’s attention, limit our ability to access the capital markets or cause our stock to be delisted from the NASDAQ Capital Market or any other securities exchange on which it is then listed.

Risks Related to Our Common Stock

Our principal stockholders own a significant percentage of our stock and will be able to exercise significant influence over our affairs.

Our executive officers, directors and principal stockholders holding at least 5% of our common stock on an as-converted basis, assuming the exercise and conversion of all currently outstanding exercisable and convertible securities, own approximately 30% of our outstanding capital stock. Accordingly, these stockholders may continue to have significant influence over our affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price of our common stock, because an investor could perceive disadvantages in owning stock of a company with a concentration of ownership. This concentration of ownership could also have the effect of delaying or preventing a change in our control.

Furthermore, as long as the purchasers in our January 2007 strategic private placement own at least 20% of the shares they purchased in that transaction, that group of purchasers has the right to designate one director for election to our Board of Directors (our “Board”). The candidate may be designated by the purchasers holding at least a majority of the shares of our common stock purchased in the January 2007 financing. None of our current directors has been so designated, as the purchasers are not currently exercising their designation rights.

Substantial sales of shares, or the perception that such sales may occur, could adversely affect the market price of our common stock and our ability to issue equity securities in the future.

Substantially all of the outstanding shares of our common stock are eligible for resale in the public market. We have also registered shares of our common stock that we may issue under our equity incentive plans. If stockholders sell substantial amounts of our common stock, or the market perceives that any such sales may occur, the market price of our common stock could decline, which might make it more difficult for us to sell equity or equity-linked securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales of our common stock may have on the prevailing market price of our common stock.

Our stock price is volatile and may fluctuate in the future, and you could lose all or a substantial part of your investment.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which we cannot control. For example, since January 1, 2012, our common stock has closed between a low price of $4.70 (as adjusted to give effect to the Reverse Stock Split) and a high price of $22.90 (as adjusted to give effect to the Reverse Stock Split). Among the factors that could cause material fluctuations in the market price for our common stock are:

•	our ability to successfully raise capital to fund our continued operations;

•	the success or failure of the development and clinical testing of our product candidates within acceptable timeframes;

•	changes in the regulatory status of our product candidates;

•	additions or departures of key personnel;

•	our financial condition, performance and prospects;

•	the depth and liquidity of the market for our common stock;

•	our ability to enter into and maintain successful collaborative arrangements with strategic partners for research and development, clinical testing, and sales and marketing;

•	sales of large blocks of our common stock by officers, directors or significant stockholders;

•	investor perception of us and the industry in which we operate;

•	changes in securities analysts’ estimates of our financial performance or product development timelines;

•	general financial and other market conditions and trading volumes of similar companies; and

•	domestic and international economic conditions.

Public stock markets have experienced extreme price and trading volume volatility, particularly in the medical device sector of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to, or to an extent disproportionate to, the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In addition, fluctuations in our stock price may make our stock attractive to momentum traders, hedge funds or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction.

We may become involved in securities class action litigation that could divert management’s attention and harm our business, and our insurance coverage may not be sufficient to cover all costs and damages.

Broad market fluctuations, particularly in the technology and life sciences sectors, may cause the market price of our common stock to decline. In the past, companies have often faced class action litigation following periods of volatility in the market price of their securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, or for a change in the composition of our Board or management to occur, even if doing so would benefit our stockholders. These provisions include:

•	dividing our Board into three classes;

•	limiting the removal of directors by the stockholders; and

•	limiting the ability of stockholders to call a special meeting of stockholders.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our Board. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

We have never paid dividends and we do not anticipate paying any dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not intend to declare any dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. In addition, the Credit Facility prohibits the payment of cash dividends without the consent of Montaur, our lender under the Credit Facility. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

We cannot assure you that we will be able to continue to comply with the minimum bid price and other continuing listing standards of the NASDAQ Capital Market.

On March 19, 2013, we received a letter from the Listing Qualifications Department of the NASDAQ Stock Market informing us that because the closing bid price for our common stock listed on the NASDAQ Capital Market was below $1.00 for 30 consecutive business days, we did not comply with the minimum closing bid price requirement for continued listing on the NASDAQ Capital Market under Nasdaq Marketplace Rule 5550(a)(2). We effected the Reverse Stock Split to increase the market price of our common stock so that we are able to meet the minimum bid price requirement. There can be no assurance that the market price of our common stock following the Reverse Stock Split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain the NASDAQ Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, the NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

In addition, even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on the NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from the NASDAQ

Capital Market, irrespective of our compliance with the minimum bid price requirement. Failure to maintain listing on the Nasdaq Capital Market may have a material adverse effect on the price and/or liquidity of our common stock.

Risks Related to Our Operations, Business Strategy and Development of Our Product Candidates

Our product candidates are based on new technologies and may not be successfully developed or achieve market acceptance.

Our products under development have a high risk of failure because they are based on new technologies. To date, we have tested the feasibility of Prelude for various applications, including continuous glucose monitoring and certain topical anesthetic applications. We have also tested the feasibility of Symphony for the monitoring of glucose on a continuous basis. Our development of our product candidates for their current intended uses and any other uses for which they may be developed in the future, and any other product candidates we are developing or may develop, will require substantial expenditures, including for feasibility studies, preclinical studies and clinical testing. Projected costs of this development are difficult to estimate, and they may change and increase frequently.

Our success is also dependent on further developing new and existing products and obtaining favorable results from preclinical studies and clinical trials, as well as satisfying regulatory standards and approvals required for the market introduction of our product candidates. There can be no assurance that we will not encounter unforeseen problems in the development of our product candidates, or that we will be able to successfully address problems that do arise. There can be no assurance that any of our potential products will be successfully developed, be proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, or be eligible for third-party reimbursement from governmental or private insurers. Even if we successfully develop new products, there can be no assurance that those products will be successfully marketed or achieve market acceptance, or that expected markets will develop for such products. The degree of market acceptance will depend in part on our ability to:

•	establish and demonstrate to the medical community the clinical efficacy and safety of our current product candidates and any other product candidates we may develop;

•	create products that are superior to alternatives currently on the market; and

•	establish in the medical community the potential advantage of our product candidates over alternative available products.

In addition, because our product candidates are based on new technologies, they may be subject to lengthy sales cycles and may take substantial time and effort to achieve market acceptance, especially at hospitals, which typically have a lengthy and rigorous approval process for adopting new technologies. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or potential products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations would be materially adversely affected.

Our future success may be dependent in part upon successful development of Symphony for the hospital critical care market.

We have completed the initial prototypes of Symphony and have conducted several feasibility human clinical studies at leading Boston and Philadelphia hospitals, with a member of our Medical Advisory Board serving as principal investigator for many of these studies. Although we believe the clinical rationale exists for Symphony for the critical care market, there can be no assurance that such a market will be established, or that we will be able to successfully develop a product that will prove effective for this market or gain market acceptance should such a market develop. Our Symphony product development process may take several years and will require substantial capital outlays. If the critical care market does not develop as we expect, or if we are unable to successfully develop Symphony for such market on a timely basis and within cost constraints, then our business and financial results will be materially adversely affected.

Current uncertainty in global economic conditions makes it difficult to predict product demand and other trends that could impact our business and increases the likelihood that our actual results could differ materially from expectations.

Our operations and performance depend on worldwide economic conditions, which have been adversely impacted by the global macroeconomic downturn over the last few years. These conditions have made, and may continue to make, it difficult for our potential customers to afford our product candidates, and could cause patients to stop using our product candidates or to use them less frequently. If that were to occur after we commercialize any product candidate, we would experience a decrease in revenue and our performance would be negatively impacted. We cannot predict the reoccurrence of any economic slowdown or the strength or sustainability of the economic recovery, worldwide, in the United States, or in our industry. These and other economic factors could have a material adverse effect on our financial condition and operating results.

Our success will depend on our ability to attract and retain our key personnel.

We are highly dependent on our senior management, especially Patrick T. Mooney, M.D., our CEO, President and Chairman, and the senior members of our product development team. Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future, including salespersons, scientists, clinicians, engineers and other highly-skilled personnel. Competition for senior management personnel, as well as salespersons, scientists, clinicians and engineers, is intense, and we may not be able to retain our personnel. The loss of the services of members of our senior management, scientists, clinicians or engineers could prevent the implementation and completion of our objectives, including the completion of development and commercialization of our current product candidates and the development and introduction of additional products. The loss of a member of our senior management or our professional staff would require the remaining executive officers to divert immediate and substantial attention to seeking a replacement. Each of our officers may terminate their employment at any time without notice and without cause or good reason. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We expect to continue to expand our operations and grow our research and development, manufacturing, sales and marketing, product development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly-skilled personnel, we may be unable to continue our development and commercialization activities.

We may not be able to obtain and maintain the third-party relationships that are necessary to develop, commercialize and manufacture some or all of our product candidates.

We depend on collaborators, partners, licensees, contract research organizations, manufacturers and other third parties to support our efforts to develop and commercialize our product candidates, to manufacture prototypes and clinical and commercial scale quantities of our product candidates and products and to market, sell and distribute any products we successfully develop.

We rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trial and to perform related data collection and analysis; however, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, fail to ensure compliance by patients with clinical protocols or fail to comply with regulatory requirements, we will be unable to successfully complete these trials, which could prevent us from obtaining regulatory approvals for our products. Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the applicable regulatory authorities, and we may be unable to obtain regulatory approval for, or successfully commercialize, our product candidates.

We cannot guarantee that we will be able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, manufacturers and other third parties on favorable terms, if at all. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize our product candidates, which will in turn adversely affect our business. We expect to expend substantial management time and effort to enter into relationships with third parties and, if we successfully enter into such relationships, to manage these relationships. In addition, substantial amounts of our expenditures may be paid to third parties in these relationships. We cannot control the amount or timing of resources our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion, if at all. In addition, our contract partners may abandon research projects and terminate applicable agreements prior to or upon the expiration of agreed-upon contract terms.

Disputes under key agreements or conflicts of interest with our scientific advisors, clinical investigators or other third-party collaborators could delay or prevent development or commercialization of our product candidates.

Any agreements we have or may enter into with third parties, such as collaborators, licensees, suppliers, manufacturers, clinical research organizations, clinical investigators or clinical trial sites, may give rise to disputes regarding the rights and obligations of the parties. Disagreements could develop over rights to ownership or use of intellectual property, the scope and direction of research and development, the approach for regulatory approvals or commercialization strategy. We intend to conduct research programs in a range of therapeutic areas, but our pursuit of these opportunities could result in conflicts with the other parties to these agreements that may be developing or selling products or conducting other activities in the same therapeutic areas. Any disputes or commercial conflicts could lead to the termination of our agreements, delay progress of our product development programs, compromise our ability to renew agreements or obtain future agreements, lead to the loss of intellectual property rights or result in costly litigation.

We collaborate with outside scientific advisors and collaborators at academic and other institutions that assist us in our research and development efforts. Our scientific advisors and collaborators are not our employees and may have other commitments that limit their availability to us. If a conflict of interest between their work for us and their work for another entity arises, we may lose their services and have difficulty in developing relationships with alternative scientific advisors and collaborators.

We may have challenges in managing our outside contractors for product and regulatory matters.

We rely heavily upon and have relationships with outside contractors and consultants with expertise in product development, regulatory strategy, manufacturing and other matters. These parties are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of consultants and outside contractors and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. If any third party with whom we have or enter into a relationship is unable or refuses to contribute to projects on which we need assistance, our ability to generate advances in our technologies and develop our product candidates could be significantly harmed.

If future clinical studies or other articles are published, or diabetes, critical care or other medical associations announce positions that are unfavorable to our product candidates, our efforts to obtain additional capital and our ability to obtain regulatory approval for our product candidates may be negatively affected.

Future clinical studies or other articles regarding our existing product candidates or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is clinically more effective or easier to use than our product candidates, or that our product candidates are not as effective or easy to use as we claim. Additionally, diabetes, critical care or other medical associations that may be viewed as authoritative could endorse products or methods that compete with our product candidates or otherwise announce positions that are unfavorable to our product candidates. Any of these events may negatively affect our efforts to obtain additional capital and our ability to obtain regulatory approval for our product candidates, which would result in a delay in our ability to obtain revenue from sales of those product candidates.

We operate in the highly competitive medical device market and face competition from large, well-established companies with significantly more resources and, as a result, we may not be able to compete effectively.

The industry in which we operate is extremely competitive. Many companies, universities and research organizations developing competing product candidates have greater resources and significantly greater experience in financial, research and development, manufacturing, marketing, sales, distribution and regulatory matters than we have. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Our competitors could commence and complete clinical testing of their product candidates, obtain regulatory approvals, and begin commercial-scale manufacturing of their products faster than we are able to for our product candidates. They could develop products that would render our product candidates and those of our collaborators obsolete and noncompetitive. Our competitors may develop more effective or more affordable products or achieve earlier patent protection or product commercialization than we do. If we are unable to compete effectively against these companies, we may not be able to commercialize our product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenues.

The markets for glucose monitoring and drug delivery devices are particularly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Several companies are developing or currently marketing continuous glucose monitoring products for people with diabetes in the outpatient setting that will compete directly with Symphony. To date, Abbott Laboratories, DexCom, Inc., and Medtronic, Inc. have received FDA and CE Mark approvals for their continuous glucose monitors for people with diabetes. C8 MediSensors, Inc. has also received CE Mark approval for their CGM. To our knowledge, the product originally developed and marketed by Abbott is no longer actively marketed in the United States. Becton Dickinson and Senseonics are among those companies also developing CGM systems for people with diabetes in the outpatient setting. No company has received FDA approval for a device for continuous glucose monitoring in a hospital setting; however, Edwards Lifesciences Corporation, Optiscan Biomedical Corp., and Medtronic have obtained CE Mark approvals which should enable them to market their continuous or near-continuous glucose monitoring systems in the European Union. Glysure, Glumetrics Inc., Maquet, and A. Menarini Diagnostics S.r.l. are among those companies also developing CGM systems for use in a hospital setting.

Many of the companies developing or marketing competing glucose monitoring and drug delivery devices enjoy several competitive advantages, including:

•	affiliation with a large publicly traded company;

•	significantly greater name recognition;

•	established relationships with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products, which may adversely affect our operating results.

Technological breakthroughs in the glucose monitoring market could render Symphony obsolete.

The glucose monitoring market is subject to rapid technological change and product innovation. Symphony is based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies for the monitoring of glucose levels. FDA approval or CE Marking of a commercially viable continuous glucose monitor or sensor produced by one of our competitors could significantly reduce market acceptance of Symphony. Several of our competitors are in various stages of developing continuous glucose monitors or sensors, including non-invasive and invasive devices, and we are aware that the FDA has approved three of these competing products for people with diabetes in the outpatient setting. In addition, Symphony could be rendered obsolete by other technological breakthroughs in glucose monitoring, treatment, prevention or cure.

We may have significant product liability exposure, which may harm our business and our reputation.

We may face exposure to product liability and other claims if our product candidates or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of medical devices and pharmaceutical products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost, if at all. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products or product candidates that we develop. If we are sued for any injury caused by our products, product candidates or processes, our liability could exceed our product liability insurance coverage and our total assets. Claims against us, regardless of their merit or potential outcome, would divert management resources and may also generate negative publicity or hurt our ability to obtain physician endorsement of our products or expand our business.

Potential long-term complications resulting from our product candidates may not be revealed by our clinical experience to date.

If unanticipated long-term side effects were to result from the use of Prelude, Symphony or any other product candidates that we are developing or may develop, we could be subject to liability and our product offerings would not be widely adopted. We have limited clinical experience with repeated use of our product candidates in the same patient. We cannot assure anyone that long-term use would not result in unanticipated complications. Furthermore, the interim results from our current preclinical studies and clinical trials may not be indicative of the clinical results obtained when we examine the patients at later dates. It is possible that repeated use of our product candidates may result in unanticipated adverse effects.

Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

Our success and ability to compete are dependent, in part, upon our ability to establish and maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright and trademark law, trade secrets and nondisclosure agreements to protect our intellectual property; however, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing products that are similar to our product candidates.

We may in the future need to assert claims of infringement against third parties to protect our intellectual property. The outcome of litigation to enforce our intellectual property rights in patents, copyrights, trade secrets or trademarks is highly unpredictable, could result in substantial costs and diversion of resources, and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of the litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, or are invalid or unenforceable, and could award attorney fees to the other party.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not be successful in doing so, or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Additionally, third parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States. Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

We may be subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from commercializing our product candidates, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief.

As is generally the case in the medical device industry in which we operate, third parties may, in the future, assert infringement or misappropriation claims against us with respect to our current product candidates or any future products that we may develop. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain; therefore, we cannot be certain that we will not be found to have infringed the intellectual property rights of third parties or others. Our competitors may assert that they hold U.S. or foreign patents that cover our product candidates, technologies and/or the methods we employ in the use of Prelude and Symphony. This risk is exacerbated by the fact that there are numerous issued patents and pending patent applications relating to self-monitored glucose testing systems. Because patent applications may take years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe. There could also be existing patents of which we are unaware that one or more components of our system may inadvertently infringe. As the number of competitors in the market for continuous glucose monitoring and drug delivery systems grows, the possibility of inadvertent patent infringement by us or a patent infringement claim against us increases.

Any infringement or misappropriation claim could cause us to incur significant costs, place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we obtain the right to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain such rights on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. Even if we are able to redesign our products to avoid an infringement claim, we may not receive regulatory authority approval for such changes in a timely manner or at all. A court could also order us to pay compensatory damages and prejudgment interest for the infringement and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling or offering to sell our products, or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

We have limited sales, marketing and distribution capabilities and may have to enter into agreements with third parties to perform these functions, which could prevent us from successfully commercializing our product candidates.

We currently have limited sales, marketing or distribution capabilities. To eventually commercialize our product candidates, we must either significantly expand our own sales, marketing and distribution capabilities, which will be expensive and time-consuming, or we must make arrangements with third parties to perform these services for us. If we decide to market any of our products on our own, we will have to commit significant resources to developing a marketing and sales force and supporting distribution capabilities. If we decide to enter into arrangements with third parties for performance of these services, we may find that they are not available on terms acceptable to us, or at all. If we do enter into third-party arrangements, the third parties may not be capable of successfully selling any of our products. If we are not able to establish and maintain successful arrangements with third parties or build our own sales and marketing infrastructure, we may not be able to commercialize our product candidates, which would adversely affect our business and financial condition.

Risks Related to Regulatory Approvals and Government Regulation

None of our current product candidates have received regulatory approval. If we are unable to obtain regulatory approval to market one or more of our current product candidates, our business will be adversely affected.

We do not know whether regulatory agencies will grant approval for Prelude, Symphony or any of our other product candidates. Even if we complete preclinical studies and clinical trials successfully, we may not be able to obtain regulatory approval or we may not receive approval to make claims about our products that we believe to be necessary to effectively market our products. We cannot market any product candidate until we have completed all necessary preclinical studies and clinical trials and have obtained the necessary regulatory approvals. Outside the United States, our ability to market any of our potential products is dependent upon receiving marketing approval from the appropriate regulatory authorities. These foreign regulatory approval processes include all of the risks associated with the FDA approval or CE Marking process described in the next risk factor below, plus additional risks. If we are unable to receive regulatory approval, we will be unable to commercialize our product candidates, and we may need to cease or curtail our operations.

The regulatory approval process is costly and lengthy and we may not be able to successfully obtain all required regulatory approvals.

The preclinical development, clinical trials, manufacturing, marketing and labeling of medical devices and specialty pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. We or our collaborators must obtain regulatory approval for each of our product candidates before marketing or selling any of them. It is not possible to predict how long the approval processes of the FDA or any other applicable federal or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. The FDA and foreign regulatory agencies have substantial discretion in the medical device and drug approval process, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If we encounter significant delays in the regulatory process that result in excessive costs, it may prevent us from continuing to develop our product candidates. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of our products and our ability to generate product revenue. The risks associated with the approval process include:

•	failure of our product candidates to meet a regulatory entity’s requirements for safety, efficacy and quality;

•	limitations on the indicated uses for which a product may be marketed;

•	unforeseen safety issues or side effects; and

•	governmental or regulatory delays and changes in regulatory requirements and guidelines.

If we are unable to successfully complete the preclinical studies or clinical trials necessary to support an application for regulatory approval, we may be unable to commercialize our product candidates, which could impair our financial position.

Before submitting an application for regulatory approval for our products, we or our collaborators must successfully complete preclinical studies and clinical trials that we believe will demonstrate that our product is safe and effective. Product development, including preclinical studies and clinical trials, is a long, expensive and uncertain process and is subject to delays and failure at any stage. Furthermore, the data obtained from the studies and trials may be inadequate to support approval of an application for regulatory approval, as the case may be. With respect to our medical device programs, we may in the future obtain an Investigational Device Exemption (an “IDE”) prior to commencing clinical trials for Symphony. FDA approval of an IDE application permitting us to conduct testing does not mean that the FDA will consider the data gathered in the trial to be sufficient to support regulatory approval, even if the trial’s intended safety and efficacy endpoints are achieved.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials of our products that vary from country to country.

The commencement or completion of any of our clinical trials may be delayed or halted, or be inadequate to support regulatory approval for numerous reasons, including the following:

•	the FDA or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	patients do not comply with trial protocols;

•	patient follow-up is not at the rate we expect;

•	patients experience adverse side effects;

•	patients die during a clinical trial, even though their death may not be related to treatment using our product candidates;

•	institutional review boards (“IRBs”) and third-party clinical investigators may delay or reject our trial protocols;

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third-party clinical investigators decline to participate in a trial or do not perform a trial on our anticipated schedule or consistent with the investigator agreements, clinical trial protocol, good clinical practices or other FDA, foreign regulatory authority or IRB requirements;

•	third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

•	regulatory inspections of our clinical trials or contract manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials;

•	changes in governmental regulations or administrative actions;

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or efficacy; and

•	the FDA or foreign regulatory authority concludes that our trial design, conduct or results are inadequate to demonstrate safety and efficacy.

The results of preclinical studies do not necessarily predict future clinical trial results, and predecessor clinical trial results may not be repeated in subsequent clinical trials. Additionally, the FDA or foreign regulatory authority may disagree with our interpretation of the data from our preclinical studies and clinical trials. If the FDA or foreign regulatory authority concludes that the clinical trial design, conduct or results are inadequate to prove safety or efficacy, it may require us to pursue additional preclinical studies or clinical trials, which could further delay the approval of our products. If we are unable to demonstrate the safety and efficacy of our product candidates in our clinical trials, we will be unable to obtain regulatory approval to market our products. The data we collect from our current clinical trials, our preclinical studies and other clinical trials may not be sufficient to support FDA or foreign regulatory authority approval.

If we, our contract manufacturers or our component suppliers fail to comply with the FDA’s quality system regulations, the manufacturing and distribution of our products could be interrupted, and our operating results could suffer.

We, our contract manufacturers and our component suppliers are required to comply with the FDA’s or foreign regulatory authority’s quality system regulations, which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. For our products that require FDA premarket approval prior to marketing, a successful preapproval inspection of the manufacturing facility will be required. For marketed products, the regulatory authorities enforce their quality system regulations through periodic unannounced inspections. We cannot assure anyone that our facilities or our contract manufacturers’ or component suppliers’ facilities would pass any future quality system inspection. If our or any of our contract manufacturers’ or component suppliers’ facilities fails a quality system inspection, the approval of our product candidates could be delayed and/or the manufacturing or distribution of marketed products could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of our packaging and labeling operations or the manufacturing operations of our contract manufacturers, or a recall of our products. If any of these events occur, we may not be able to provide our customers with the products they require on a timely basis, our reputation could be harmed and we could lose customers, any or all of which may have a material adverse effect on our business, financial condition and results of operations.

Our products could be subject to recalls even if we receive regulatory clearance or approval, which would harm our reputation, business and financial results.

The FDA and similar governmental bodies in other countries have the authority to require the recall of our products if we or our contract manufacturers fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of these products. A government-mandated recall could occur if the regulatory authority finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management attention and financial resources, harm our reputation with customers and adversely affect our business, financial condition and results of operations.

We conduct business in a heavily regulated industry, and if we fail to comply with applicable laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The healthcare and related industries are subject to extensive federal, state, local and foreign laws and regulations, including those relating to:

•	billing for services;

•	financial relationships with physicians and other referral sources;

•	inducements and courtesies given to physicians and other health care providers and patients;

•	labeling products;

•	quality of medical equipment and services;

•	confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

•	medical device reporting;

•	false claims; and

•	professional licensure.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

In addition, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. Also, the healthcare regulatory environment may change in a way that restricts or adversely impacts our operations.

We are not aware of any governmental healthcare investigations involving our executives or us; however, any future healthcare investigations of our executives, our managers or us could result in significant liabilities or penalties to us, as well as adverse publicity.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of our products for unapproved off-label uses.

If the FDA or foreign regulatory authority determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

Compliance with regulations relating to public company corporate governance matters and reporting is time-consuming and expensive.

The laws and regulations affecting public companies, including the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules adopted or proposed by the SEC, have resulted, and may in the future result, in increased costs to us as we evaluate the implications of any new rules and regulations and respond to new requirements under such rules and regulations. We are required to comply with many of these rules and regulations, and will be required to comply with additional rules and regulations in the future. As a pre-commercialization stage company with limited capital and personnel, we will need to divert management’s time and attention away from our business in order to ensure compliance with these regulatory requirements.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $2.70 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.68 per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock, preferred stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Our outstanding options and warrants and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As adjusted to give effect to the Reverse Stock Split, as of June 7, 2013, there were outstanding stock options to purchase approximately 348,500 shares of our common stock at a weighted-average exercise price of $13.60 per share and outstanding warrants to purchase approximately 1,050,427 shares of common stock at a weighted-average exercise price of $20.50 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

We have registered with the SEC the resale of shares of our common stock held by certain stockholders or underlying securities exercisable or convertible into shares of our common stock held by certain holders of such securities. The availability of these shares for public resale, as well as any actual resale of these shares, could adversely affect the trading price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $9.8 million (or approximately $11.3 million if the underwriters’ over-allotment option is exercised in full).

We intend to use the net proceeds of this offering for general corporate purposes, including manufacturing and key equipment purchases, planned clinical trial expenses, sales and marketing channel preparations, European operations planning and implementation, other research and development expenses, and general and administrative expenses. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds.

In the event that we are unable to timely apply the net proceeds of this offering to the uses as described above, we intend to invest the net proceeds of this offering in low risk, short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends without the consent of Montaur our lender under the Credit Facility. Payment of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of March 31, 2013, as adjusted to give effect to the Reverse Stock Split, was approximately $.07 per share of our common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 6,024,467 shares, which was the number of shares of our common stock outstanding as of March 31, 2013.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of 4,025,000 shares of common stock in this offering at a public offering price of $2.70 per share, as adjusted to give effect to the Reverse Stock Split, and after deducting the underwriting discount and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2013 would have been approximately $1.02 per share of common stock. This represents an immediate increase in net tangible book value of $0.95 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $1.68 per share of common stock to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share		$2.70
Net tangible book value per share as of March 31, 2013	$.07
Increase per share attributable to this offering	$.95

As adjusted net tangible book value per share as of March 31, 2013 after this offering		$1.02

Dilution per share to new investors participating in this offering		$1.68

Information in the above table assumes that the underwriters do not exercise their over-allotment option to purchase additional shares, is based on 6,024,467 shares of common stock outstanding as of March 31, 2013 and adjusted to give effect to the Reverse Stock Split, and excludes:

•	997,419 shares of common stock issuable upon the conversion of 9,974.185 shares of our Series C Convertible Preferred Stock;

•	300,600 shares of common stock issuable upon the conversion of 3,006,000 shares of our Series D Convertible Preferred Stock;

•	337,000 shares of common stock issuable upon the exercise of outstanding options, at a weighted average exercise price of $13.90 per share;

•	1,050,427 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $20.50 per share;

•	42,275 shares of common stock reserved for future issuance under our 2003 Stock Option and Incentive Plan; and

•	537,272 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan.

If the underwriters exercise in full their option to purchase 603,750 additional shares of common stock at the public offering price of $2.70 per share, the as adjusted net tangible book value after this offering would be $1.10 per share, representing an increase in net tangible book value of $1.03 per share to existing stockholders and immediate dilution in net tangible book value of $1.60 per share to purchasers in this offering at the public offering price.

To the extent that outstanding options or warrants are exercised, preferred stock is converted to common stock or new options are issued under our equity incentive plans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that the additional capital is raised through the sale of common stock or securities convertible or exchangeable into common stock, such issuance could result in further dilution to our stockholders.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement, dated June 13, 2013, with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.	4,025,000

Total	4,025,000

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriters may offer some of the shares to other securities dealers at such price, less a concession of $0.108 per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 603,750 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $12,497,625 and the total proceeds to us, before expenses, will be $11,622,791.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over- allotment Option	Total With Over- allotment Option
Public offering price	$2.70	$10,867,500	$12,497,625
Underwriting discount (7%)	$0.189	$760,725	$874,834
Proceeds, before expenses, to us	$2.511	$10,106,775	$11,622,791

We have agreed to pay the underwriters a non-accountable expense allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriters to cover over-allotments). We have also agreed to pay the underwriters’ expenses relating to the offering, up to a maximum of $25,000, including, without limitation, (a) all Public Filing System filing fees associated with the review of the offering by FINRA; (b) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $1,500 in the aggregate; (c) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (d) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and the New York Times if requested by the underwriters; (e) the costs associated with the bound volumes of the offering materials as well as commemorative mementos and lucite tombstones, each of which we or our designees will provide within a reasonable time after the closing in such quantities as the underwriters may reasonably request; (f) up to $21,775 cost associated with the underwriters’ use of Ipreo’s book building, prospectus tracking and compliance software for the offering; and (g) up to $20,000 of the underwriters’ actual accountable expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discount and expense reimbursement, will be approximately $290,000.

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. We, and our directors and executive officers, have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of ninety (90) days from the effective date of this offering without the prior written consent of the underwriter, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (other than options and restricted stock granted pursuant to our equity incentive plans and warrants issued pursuant to our credit facility with Platinum-Montaur Life Sciences, LLC), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of the common stock. Notwithstanding these limitations, these common shares may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit, among other things and subject to restrictions, (1) the issuance by us of stock options pursuant to our existing stock incentive plans, and (2) the issuance of common stock upon the exercise of outstanding stock options and warrants.

Any of the securities subject to the lock-up agreement may be released in whole or part from the terms thereof as of the earlier to occur of (i) August 31, 2013, in the event the securities have not been sold by such date, (ii) the termination of the underwriting agreement, if such agreement is terminated prior to the consummation of this offering, in accordance with its terms or (iii) upon written notice of us or the underwriter, prior to execution of the underwriting agreement, that such party has determined not to proceed with the consummation of the offering.

Right of First Refusal. We have granted to the representative a right of first refusal to serve as lead manager or, at a minimum, joint book-running manager, if we pursue particular transactions during the 12 month period following this offering.

Electronic Offer, Sale and Distribution of Shares. A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectus supplements electronically. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other Relationships. The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. Except as disclosed in this prospectus supplement, we have no present arrangements with the underwriters for any further services.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

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Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

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Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus supplement is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock under this prospectus supplement is only made to persons to whom it is lawful to offer the common stock without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement.

China

The information in this document does not constitute a public offer of the common stock, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or the underwriters for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock has not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock offered by this prospectus supplement has not been approved or disapproved by the Israeli Securities Authority, or “ISA,” nor has such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus supplement; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus supplement is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree No.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation No. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument)). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock has been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the FSMA (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Reed Smith LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of Wolf & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are only parts of a registration statement on Form S-3 (File No. 333-175938) that we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports available through our website, free of charge, as soon as reasonably practicable after we file such material with, or furnish it to the SEC. Our website address is www.echotx.com. We have included our website address in this prospectus supplement solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the prospectus supplement and until the termination of this offering:

•

our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013 (including the portions of our Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2012, incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013 filed with the SEC on May 10, 2013;

•

our Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on February 4, 2013, March 18, 2013, March 22, 2013 (including information provided under Item 3.01 thereof only), May 23, 2013 (as amended by Amendment No. 1 on Form 8-K/A filed with the SEC on May 28, 2013), June 7, 2013 and June 10, 2013; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-35218), filed with the SEC on June 28, 2011, including any and all amendments and reports filed for the purpose of updating that description.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

ECHO THERAPEUTICS, INC.

8 Penn Center

1628 JFK Blvd., Suite 300

Philadelphia, PA 19103

Telephone: (215) 717-4104

Attention: Investor Relations

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175938

PROSPECTUS

$75,000,000

Common Stock

Preferred Stock

Warrants

Units

Offered by

ECHO THERAPEUTICS, INC.

653,536 shares of Common Stock Offered by Selling Stockholders

We may, from time to time, offer, issue and sell, together or separately, shares of common stock, shares of preferred stock, warrants to purchase common stock or preferred stock, or units consisting of two or more classes of securities registered hereunder. We may also offer securities as may be issuable upon conversion or exercise of any securities offered hereunder, including any under applicable antidilution provisions. We will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ECTE.” None of the other securities that may be offered by us pursuant to this prospectus are listed on an exchange.

In addition, this is a resale prospectus for the sale by the selling stockholders listed herein of 653,536 shares of our common stock, including shares issuable upon the conversion or exercise of outstanding preferred stock, options or warrants to purchase common stock held by the selling stockholders. The selling stockholders may offer the shares through public or private transactions, on or off The NASDAQ Capital Market, at prevailing market prices or at privately negotiated prices. See “Plan of Distribution”.

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of any shares by the selling stockholders, but we have agreed to bear certain expenses of registering the sale of the shares under federal and state securities laws. See “Selling Stockholders” and “Plan of Distribution.”

You should carefully consider the risk factors included and incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, under a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time, up to an aggregate initial offering amount of $75,000,000. This prospectus provides you with a general description of the securities that may be offered by us hereunder. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. In addition, the selling stockholders named under the heading “Selling Stockholders” may sell certain of the securities described in this prospectus from time to time in one or more offerings. Any prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

A prospectus supplement will describe: the terms of the securities offered by us, any initial public offering price for the securities, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the securities offered hereby, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus we use the terms “Echo”, the “Company”, “we”, “us”, and “our” to refer to Echo Therapeutics, Inc. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the offer and sale of the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011;

3.	Current Reports on Form 8-K filed on January 5, 2011, January 11, 2011, February 14, 2011, March 23, 2011, May 20, 2011, June 15, 2011, June 30, 2011, and July 18, 2011; and

4.	The description of our common stock set forth in our registration statement on Form 8-A filed on June 28, 2011, including any and all amendments and reports filed for the purpose of updating that description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after (i) the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) the date of this prospectus until we have terminated the offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of any of these documents from us without charge, excluding certain exhibits to the documents, by writing or telephoning us at the following address:

ECHO THERAPEUTICS, INC.

8 Penn Center

1628 JFK Blvd., Suite 300

Philadelphia, PA 19103

Telephone: (215) 717-4104

Attention: Investor Relations

Documents may also be available on our website at www.echotx.com. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein).

THE COMPANY

We are a transdermal medical device company with significant expertise in advanced skin permeation technology. We are developing our Prelude™ SkinPrep System (“Prelude”) to allow for painless and significantly enhanced skin permeation that will enable both needle-free drug delivery and analyte extraction. Utilizing this technology, we are developing our needle-free Symphony™ tCGM System (“Symphony”) as a non-invasive, wireless, transdermal continuous glucose monitoring (“tCGM”) system for use in hospital critical care units and for people with diabetes.

We are also developing Prelude as a platform technology for enhanced skin permeation for delivery of topical pharmaceuticals as well as for a wide range of transdermal reformulations of specialty pharmaceutical products previously approved by the United States Food and Drug Administration (“FDA”). Prelude incorporates a patented, dynamic feedback control mechanism designed to enable optimal skin permeation control. We believe that Prelude will allow for precise, highly effective and painless skin permeation prior to analyte extraction or topical drug delivery.

Leveraging the patented, core skin permeation technology found in Prelude, we are developing Symphony as a non-invasive, wireless, monitoring and trending system for use in hospital critical care units and for people with diabetes. Symphony includes Prelude for needle-free skin permeation as well as our patented, non-invasive, continuous transdermal glucose biosensor.

With Symphony, we are initially focused on the hospital critical care setting with technology designed to assist clinical professionals, improve patient compliance and achieve better overall glucose control in critically ill patients. All existing FDA-approved continuous glucose monitoring (“CGM”) systems are presently not approved for clinical settings and are needle-based, requiring insertion of a glucose sensor into the patient’s skin, which may give rise to risks of infection, inflammation or bleeding at the insertion site. Symphony does not give rise to the risks associated with needle-based CGM systems because it does not require insertion (via a needle) of its glucose sensor.

Our principal executive offices are located at 8 Penn Center, 1628 JFK Blvd., Suite 300, Philadelphia, PA 19103. Our telephone number is (215) 717-4100. The company was incorporated in Delaware in 2007.

FORWARD–LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as “expect,” “likely”, “outlook,” “forecast,” “would,” “could,” “should,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, known or unknown to us, including, but not limited to, those described or incorporated in this prospectus and the applicable prospectus supplement, including those risks described in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date the statement is made, whether as a result of new information, future events, changes in assumptions or otherwise.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the securities we sell pursuant to this prospectus will be used for general corporate purposes. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

We will not receive any of the proceeds from the sale by the selling stockholders of shares of common stock.

GENERAL DESCRIPTION OF SECURITIES

We may from time to time offer under this prospectus shares of common stock, shares of preferred stock, warrants to purchase common stock or preferred stock, or units consisting of two or more of the securities registered hereunder. The selling stockholders may from time to time offer under this prospectus shares of common stock beneficially owned by them. The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by us or the selling stockholders under any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of our capital stock. The terms of our Amended and Restated Certificate of Incorporation and By-Laws are more detailed than the general information provided below. You should read our Amended and Restated Certificate of Incorporation and By-Laws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

We are authorized to issue a total of 140,000,000 shares of our capital stock, par value $0.01. Of the authorized amount, 100,000,000 of the shares are designated as common stock and 40,000,000 of the shares are designated as preferred stock. Of the shares of preferred stock, 40,000 of the shares have been designated as Perpetual Redeemable Preferred, Series B (“Series B Preferred”), 10,000 of the shares have been designated as Convertible Preferred, Series C (“Series C Preferred”), and 3,600,000 of the shares have been designated as Convertible Preferred, Series D (“Series D Preferred”).

As of October 10, 2011, there were 34,846,452 shares of common stock issued and outstanding, 163.7182 shares of Series B Preferred issued and outstanding, 4,918.1 shares of Series C Preferred issued and outstanding, and 3,506,000 shares of Series D Preferred issued and outstanding.

Description of Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock vote together with holders of preferred stock as a single class, subject to any special or preferential voting rights of any then outstanding preferred stock.

Dividends and Distributions. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Description of Preferred Stock

General. Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of shares of preferred stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions adopted by our board of directors to create such series. We may amend from time to time our Certificate of Incorporation and By-Laws to increase the number of authorized shares of common stock or shares of preferred stock or to make other changes or additions.

We will establish the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in a certificate of designation relating to that series. You should read the prospectus supplement relating to the particular series of preferred stock for specific terms of the series, including:

■	the title and stated value;

■	the number of shares we are offering;

■	the liquidation preference per share;

■	the purchase price;

■	the dividend rate, period and payment date and method of calculation for dividends, if any;

■	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

■	the procedures for any auction and remarketing, if any;

■	the provisions for a sinking fund, if any;

■	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

■	any listing of the preferred stock on any securities exchange or market;

■	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

■	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

■	voting rights, if any, of the preferred stock;

■	preemptive rights, if any;

■	restrictions on transfer, sale or other assignment, if any;

■	whether interests in the preferred stock will be represented by depositary shares;

■	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

■	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

■	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Description of Outstanding Series B Preferred Stock

Voting Rights. The holders of Series B Preferred have no voting power whatsoever, except as described below or required by the Delaware General Corporation Law (the “DGCL”). To the extent that under the DGCL holders of the Series B Preferred are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred is entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the conversion price is calculated. Except as set forth below, to the extent that under the DGCL the vote of the holders of the Series B Preferred, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the vote of the holders of at least a majority of the then outstanding shares of the Series B Preferred shall constitute the approval of such action by the class.

So long as any shares of Series B Preferred are outstanding, the Company may not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval of the holders of at least 67% of the Series B Preferred:

■	alter or change the rights, preferences or privileges of the Series B Preferred, or increase the authorized number of shares of Series B Preferred;

■	increase the par value of the Common Stock;

■	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions;

■

sell all or substantially all of the assets of the Company unless, as a condition thereof and in connection therewith, all of the Series B Preferred is redeemed in full, together with accrued and unpaid dividends thereon;

■

merge the Company with or into another entity unless as a condition thereof and in connection therewith, all of the Series B Preferred is redeemed in full, together with accrued and unpaid dividends thereon; or

■	cause or authorize any subsidiary of the Company to engage in any of the foregoing actions.

In addition, so long as 25% of the shares of Series B Preferred are outstanding, the Company shall not, and shall not permit any subsidiary of the Company to, create, issue or permit to exist any subsequently-issued securities of equal rank or senior to the Series B Preferred, or enter into any agreement, commitment, understanding or other arrangement to create or issue any such securities or indebtedness, without first obtaining the approval of the holders of at least 67% of the Series B Preferred. For the purposes of the Series B Preferred, “indebtedness” means (i) any liabilities for borrowed money for amounts owed in excess of $250,000, (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (iii) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP and (iv) any liabilities for trade accounts payable incurred in the ordinary course of business in excess of an aggregate $2,500,000, provided, that to the extent that trade accounts payable exceed $1,500,000, the Company is not permitted to pay any cash bonus to any employee of the Company or any subsidiary thereof.

Dividends and Distributions. The holders of shares of Series B Preferred are entitled to receive dividends at a stated rate out of the assets of the Company legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series B Preferred with respect to the payment of dividends. The initial dividend rate was 8% per annum, which rate increased to a rate of 10% per annum on the 12 month anniversary of the issuance date and increased further to 12% per annum on the 18 month anniversary of the issuance date. The Company has the option, in its sole discretion, to pay such dividends in (i) cash or (ii) in-kind in the form of additional Series B Preferred with a total face value equal to such dividend payment. Such dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on January 1, 2010.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of the Series B Preferred will be entitled to receive (subject to the rights of any securities designated as senior to the Series B Preferred) a liquidation preference equal to the face value thereof plus any accrued but unpaid dividends thereon. The holders of the Series B Preferred are not entitled to participate in any liquidating distribution beyond the payment of this liquidation preference.

Redemption Rights. The Company is obligated to redeem the Series B Preferred within 2 business days following the occurrence of any of the events set forth below:

■

in the event that the Company completes an equity or equity linked financing with gross proceeds of $8 million or greater, the Company must redeem 100% of the outstanding Series B Preferred, including all accrued and unpaid dividends thereon;

■

in the event that the Company completes an equity or equity linked financing with gross proceeds of $5 million or greater, the Company must redeem an amount of Series B Preferred equal to 50% of the original amount of the originally issued outstanding Series B Preferred, including all accrued and unpaid dividends thereon;

■

in the event that the Company completes an equity or equity linked financing with gross proceeds of less than $5 million, the Company must use 20% of the gross proceeds of such financing to redeem outstanding Series B Preferred, including all accrued and unpaid dividends thereon, on a pro rata basis;

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in the event that the Company receives proceeds from any licensing, partnership or similar agreement(s) or any milestone payments resulting from such licensing, partnering or similar agreement(s), the Company must use 20% of the gross proceeds to redeem outstanding Series B Preferred Stock, including all accrued and unpaid dividends thereon, on a pro rata basis; and

■

in the event that the Company completes a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person, the Company must use the gross proceeds of such transaction to redeem the outstanding Series B Preferred, including all accrued and unpaid dividends thereon to the date of redemption.

In each case, the redemption price per share shall be equal to the sum of the face value of the Series B Preferred and the accrued and unpaid dividends thereon, whether or not declared, to the redemption date.

The Company, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series B Preferred at the time outstanding, upon duly given notice, at a redemption price per share equal to the sum of the face value of the Series B Preferred and the accrued and unpaid dividends thereon, whether or not declared, to the redemption date.

Ranking. The Series B Preferred ranks pari passu with the Series D Preferred and senior to all other outstanding classes of stock of the Company.

Description of Outstanding Series C Preferred Stock

Voting Rights. Except as noted below, the holders of Series C Preferred Stock have no voting rights. The Common Stock into which the Series C Preferred Stock is convertible will, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

So long as any shares of Series C Preferred are outstanding, the Company may not take any of the following corporate actions without first obtaining the approval of the holders of at least 67% of the Series C Preferred:

■	amend, alter or repeal the provisions of the Series C Preferred so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred; or

■

effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common Stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series C Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series C Preferred Stock can be converted at the time of such distribution.

Dividends and Distributions. Upon the declaration of any dividend for holders of Common Stock, the holders of Series C Preferred shall be entitled to receive, out of any assets at the time legally available therefor, an amount equal to any dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series C Preferred could be converted on the record date of such dividend.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of the Series C Preferred will be entitled to receive (subject to the rights of any securities designated as senior to the Series C Preferred) a liquidation preference in an amount equal to the total amount available for distribution to holders of all the Company’s outstanding Common Stock before deduction of any preference payments for the Series C Preferred Stock, divided by the total of (i) all of the then outstanding shares of the Company’s Common Stock, plus (ii) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series C Preferred are convertible, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of stock that ranks junior to the Series C Preferred.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, or other acquisition type transaction will be, at the election of a majority of the holders of the Series C Preferred, deemed to be a liquidation, dissolution, or winding up for purposes of the Series C Preferred. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation, the Series C Preferred Stock will maintain its relative powers, designations and preferences, and no merger shall result inconsistent therewith.

Conversion Rights. At any time following the issuance of the Series C Preferred, the holder of any such shares of Series C Preferred may, at such holder’s option, subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series C Preferred held by such person into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of 1,000 shares of Common Stock for each share of Series C Preferred (subject to adjustments for (i) stock splits and combinations, (ii) certain dividends and distributions, (iii) reclassifications, exchanges or substitution, or (iv) reorganization, merger, consolidation or sale of assets). At no time may a holder of shares of Series C Preferred convert shares of Series C Preferred if the number of shares of

Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at the time, provided however that a holder may, upon providing sixty-one days’ prior written notice to the Company, waive this restriction upon conversion with respect to the shares of Series C Preferred specified in the waiver notice.

Ranking and Other Rights. The Series C Preferred ranks junior to the Series B Preferred and Series D Preferred, and senior to the Common Stock of the Company. Holders of Series C Preferred have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Series C Preferred.

Description of Outstanding Series D Preferred Stock

Voting Rights. Except as noted below, the holders of the Series D Preferred Stock have no voting rights. The Common Stock into which the Series D Preferred Stock is convertible will, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

An affirmative vote of at least two thirds of the outstanding shares of the Series D Preferred Stock is required to permit the Company to do any of the following:

■	alter or change the rights, preferences or privileges of the Series D Preferred Stock;

■	increase the authorized number of shares of Series D Preferred Stock;

■

create or incur any debt in excess of $250,000 (other than trade payables and accrued expenses incurred in the ordinary course of business in an amount not to exceed $2,500,000 and purchase money indebtedness secured only by the equipment so financed);

■	issue any class of Preferred Stock that is on a parity with or is senior to the Series D Preferred Stock; or

■	enter into any agreement, commitment, understanding or other arrangement or execute and/or deliver any document or instrument to take any of the foregoing actions.

Dividends and Distributions. The holders of shares of the Series D Preferred Stock are not entitled to receive dividends.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of the Series D Preferred will be entitled to receive (subject to the rights of any securities designated as senior to the Series D Preferred) a liquidation preference in an amount equal to $1 per share (as adjusted for splits, combinations and the like of the Series D Preferred), which is the stated value of the Series D Preferred (the “Liquidation Preference Amount”), before any payment may be made or any assets distributed to the holders of the Common Stock or any other class of stock that ranks junior to the Series D Preferred.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, or other acquisition type transaction will be, at the election of a majority of the holders of the Series D Preferred, deemed to be a liquidation, dissolution, or winding up for purposes of the Series D Preferred. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation, the Series D Preferred Stock will maintain its relative powers, designations and preferences, and no merger shall result inconsistent therewith.

Conversion Rights. At any time following the issuance of the Series D Preferred, the holder of any such shares of Series D Preferred may, at such holder’s option, subject to the limitations set forth herein, elect to convert all or any portion of the shares of Series D Preferred held by such person into shares of Common Stock at a price per share of $1 (subject to adjustments for (i) stock splits and combinations, (ii) certain dividends and distributions, (iii) reclassifications, exchanges or substitution, or (iv) reorganization, merger, consolidation or sale of assets). At no time may a holder of shares of Series D Preferred convert shares of Series D Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at the time, provider however that a holder may, upon providing sixty-one days’ prior written notice to the Company, waive this restriction upon conversion with respect to the shares of Series D Preferred specified in the waiver notice. Furthermore, at no time may a holder of shares of Series D Preferred convert shares of the Series D Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock that would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules therunder) more than 9.99% of all of the Common Stock outstanding at the time, provided however that a holder may, upon providing sixty-one days’ prior written notice to the Company, waive this restriction with respect to the shares of Series D Preferred specified in the waiver notice.

Ranking and Other Rights. The Series D Preferred ranks pari passu with the Series B Preferred and senior to the Series C Preferred and the Common Stock of the Company. Holders of Series D Preferred have no preemptive or other subscription rights.

Anti-takeover Provisions

Classified Board

Our Amended and Restated Certificate of Incorporation provides for a board of directors comprised of three classes with each class serving a three-year term beginning and ending in different years than those of the other two classes. Except as needed to fill vacancies on the board of directors, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

The division of our board of directors into three classes with staggered three-year terms may have the effect of deterring hostile takeovers or delaying changes in our control or management. This provision is intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us; however, such a provision could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

■	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

■	any merger or consolidation involving the corporation and the interested stockholder;

■	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

■	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

■

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

■	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, MN 55075.

DESCRIPTION OF WARRANTS TO PURCHASE SHARES OF COMMON STOCK OR PREFERRED STOCK

The following is a description of the warrants that we may issue from time to time. The particular terms relating to the warrants, which may be different from or in addition to the terms described below, will be described in a prospectus supplement relating to the warrants.

We may issue warrants to purchase shares of our common stock or our preferred stock. The warrants may be issued independently or together with any other securities and may be attached or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants of any series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any warrants and the related offering in respect of which this prospectus is being delivered, including the following:

■	the title of the warrants;

■	the aggregate number of the warrants;

■	the price or prices at which the warrants will be issued;

■	the designation and terms of the underlying securities purchasable upon exercise of the warrants and the number of such underlying securities initially issuable upon exercise of the warrants;

■	the price or prices at which the warrants may be exercised to purchase the securities underlying them;

■	the date on which the right to exercise the warrants will commence and the date on which the right shall expire;

■	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

■	if applicable, the designation and terms of the other securities with which the warrants are issued and the number of such warrants issued with each such underlying warrant;

■	if applicable, the date on and after which the warrants and other securities will be separately transferable;

■	information with respect to book-entry procedures, if any;

■	if applicable, a discussion of certain material United States federal income tax considerations;

■	the procedures and conditions relating to the exercise of the warrants; and

■	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

In the case of warrants to purchase shares of our common stock, certain provisions may allow or require the exercise price payable and/or the number of shares of common stock purchasable upon warrant exercise to be adjusted upon the occurrence of events described in the applicable prospectus supplement, including the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock; the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock; and any other events described in the prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, warrants or any combination of those securities. The prospectus supplement relating to the offering of such units will describe their terms, including the following:

■	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;

■	the terms of any unit agreement governing the units;

■	if applicable, a discussion of certain United States federal income tax considerations; and

■	the provisions for the payment, settlement, transfer or exchange of the units.

SELLING STOCKHOLDERS

We are registering for sale up to 653,536 shares of common stock, including shares that may be acquired upon conversion or exercise of preferred stock, options or warrants, owned by the selling stockholders named below. The selling stockholders may from time to time offer and sell under this prospectus or a supplement hereto any or all of these shares.

The following table sets forth information, based upon our knowledge and information from the selling stockholders, as of October 11, 2011, with respect to the selling stockholders and the number of shares beneficially owned by each selling stockholder before the offering and that may be offered using this prospectus. We cannot estimate the number of shares the selling stockholders will beneficially own after the completion of this offering because they may sell all or a portion of the shares offered by this prospectus. We have assumed for purposes of this table that none of the shares offered by this prospectus will be beneficially owned by the selling stockholders after the completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below. Except as may be noted, none of the selling stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

	BEFORE THE OFFERING			AFTER THE OFFERING
NAME	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS	NUMBER OF SHARES OFFERED	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF CLASS
Legend Merchant Group, Inc. (1)	19,332	*	19,332	0	0%
Craig A. Pierson (2)	32,853	*	32,853	0	0%
Matthew Waxelbaum (3)	1,351	*	1,351	0	0%
Patrick T. Mooney, M.D. (4)	2,200,907	6.23%	200,000	2,000,907	5.66%
Platinum Partners Liquid Opportunity Master Fund LP (5)	1,830,163	4.99%	400,000	1,600,000	4.34%

Total	4,084,606	10.97%	653,536	3,600,907	9.63%

*	Less than 1.0%, based on 34,846,452 shares outstanding on October 10, 2011.

(1)

Legend Merchant Group, Inc. (“Legend Merchant”), is a registered broker-dealer and is deemed to be an underwriter. Legend Merchant acquired the securities as compensation for investment banking services provided to the Company in the ordinary course of business and without a view to distribution. The shares beneficially owned by Legend Merchant are issuable upon the exercise of warrants owned by Legend Merchant.

(2)

Mr. Pierson has served as a placement agent and advisor to the Company during the past three years. Mr. Pierson may be deemed to be an affiliate of Legend Merchant, a registered broker-dealer. To our knowledge, Mr. Pierson acquired the shares being registered for resale in the ordinary course of business and, at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. The shares beneficially owned by Mr. Pierson are issuable upon the exercise of warrants owned by Mr. Pierson.

(3)

Mr. Waxelbaum may be deemed to be an affiliate of Legend Merchant, a registered broker-dealer. To our knowledge, Mr. Waxelbaum acquired the shares being registered for resale in the ordinary course of business and, at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. The shares beneficially owned by Mr. Waxelbaum are issuable upon the exercise of warrants owned by Mr. Waxelbaum.

(4)

Dr. Mooney is the Company’s Chairman of the Board of Directors and its Chief Executive Officer and President. The shares beneficially owned by Dr. Mooney consist of (i) 500,000 shares that may be acquired within sixty days upon the exercise of stock options, (ii) 1,350,907 vested shares of outstanding common stock and (iii) 350,000 shares that vest upon the first to occur of (a) FDA approval of Symphony or (b) the sale of all or substantially all of the assets of the Company or all or substantially all of the outstanding capital stock of the Company in exchange for liquid proceeds, which are defined as (1) cash, (2) securities which can be sold immediately on the New York Stock Exchange (“NYSE”) or NASDAQ, (3) securities which are or will be registered such that they can be sold upon on NYSE or NASDAQ upon termination of a lock-up period not to exceed one hundred eighty days or (4) a combination of cash and the foregoing securities.

(5)

Platinum Partners Liquid Opportunity Master Fund LP (“Liquid Opportunity”) holds 1,000,000 shares of Series D Preferred, which are convertible into Common Stock on a one-for-one basis, and warrants to purchase an aggregate of 1,000,000 shares of Common Stock. The terms of the Series D Preferred and warrants held by Liquid Opportunity effectively limit the aggregate number of shares issuable within the next 60 days upon conversion of the Series D Preferred and exercise of the warrants to 4.99% of the outstanding Common Stock (calculated after taking into effect the issuance of such Common Stock), which is currently 1,830,163 shares. Mark Nordlicht ultimately controls the voting and disposition of, and accordingly is deemed to be the ultimate beneficial owner of, the shares held by Liquid Opportunity. In addition to the shares of Common Stock beneficially owned by Liquid Opportunity, Mr. Nordlicht is deemed to beneficially own Common Stock held by or issuable within sixty days to Platinum Long Term Capital Growth VII, LLC (“PLTGVII”), Platinum-Montaur Life Sciences, LLC (“PMLS”) and Platinum Partners Value Arbitrage Fund, L.P. (“PPVAF”). PLTGVII holds: 3,113.084 shares of Series C Preferred, which are convertible into Common Stock on a 1,000-for-one basis, and warrants to purchase an aggregate of 1,200,085 shares of Common Stock. The terms of the Series C Preferred held by PLTGVII effectively limit the number of shares of Common Stock issuable upon conversion of the Series C Preferred such that the number of shares of Common Stock issuable to PLTGVII upon conversion of the Series C Preferred within the next sixty days will not cause the number of shares of Common Stock beneficially owned by PLTGVII to exceed 9.99% of the outstanding Common Stock (calculated after taking into effect the conversion). PMLS holds: 1,805.016 shares of Series C Preferred, which are convertible into Common Stock on a 1,000-for-one basis, 2,006,000 shares of Series D Preferred, which are convertible into Common Stock on a one-for-one basis, and warrants to purchase an aggregate of 2,856,000 shares of Common Stock. The terms of the Series C Preferred held by PMLS effectively limit the number of shares of Common Stock issuable upon conversion of the Series C Preferred such that the number of shares of Common Stock issuable to PMLS upon conversion of the Series C Preferred within the next sixty days will not cause the number of shares of Common Stock beneficially owned by PMLS to exceed 9.99% of the outstanding Common Stock (calculated after taking into effect the conversion). The terms of the Series D Preferred held by PMLS effectively limit the number of shares of Common Stock issuable upon conversion of the Series D Preferred such that the number of shares of Common Stock issuable to PMLS upon conversion of the Series D Preferred within the next sixty days will not cause the number of shares of Common Stock beneficially owned by PMLS to exceed 4.99% of the outstanding Common Stock (calculated after taking into effect the conversion). PPVAF beneficially owns 877,532 outstanding shares of Common Stock, which represent 2.52% of the outstanding Common Stock. Liquid Opportunity disclaims beneficial ownership of all Common Stock beneficially owned by PLTGVII, PMLS and PPVAF.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities offered through this prospectus in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or the selling stockholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. Any applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or the selling stockholders, or by agents designated by us or the selling stockholders, from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the selling stockholders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us or the selling stockholders and the sale thereof may be made by us or the selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in any applicable prospectus supplement, we or the selling stockholders may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us or the selling stockholders to indemnification by us or the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or the selling stockholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us or the selling stockholders may arrange for other broker-dealers to participate in the resales.

Each series of preferred stock, warrants or units will be a new issue and will have no established trading market. We may elect to list any series of these securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on a stock exchange, in the over-the-counter market or otherwise.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares against certain liabilities, including liabilities arising under the Securities Act.

The place and time of delivery for securities sold by us will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Drinker Biddle & Reath LLP will provide an opinion regarding the authorization and validity of the securities offered by the Company and other legal matters, and Kimberly A. Burke, General Counsel of the Company, will provide an opinion regarding the validity of the securities offered by the Selling Stockholders. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Echo Therapeutics, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report given upon their authority as experts in accounting and auditing.

4,025,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Aegis Capital Corp

June 13, 2013